Exhibit 10.1

SEPARATION AGREEMENT AND MUTUAL RELEASE

This Separation Agreement and Release (the “Agreement”) is made and entered into as of December 15, 2006 (the “Effective Date”) by and between SPACEHAB, Inc. (“SPACEHAB” or the “Company”) and Michael E. Kearney (“Kearney”).

RECITALS

Kearney is the President and Chief Executive Officer of the Company.  Other than this Agreement, Kearney and the Company are parties to the following, and only the following, agreements (collectively, the “Ancillary Agreements”):

a.                       Employment Agreement, dated as of September 30, 2004 (the “Employment Agreement”), and attached as Exhibit A; and

b.                      Indemnification Agreement, dated as of September 23, 2004 (the “Indemnification Agreement”), which the parties agree to be a valid, binding and enforceable agreement between them and the provisions of which are not waived, modified or otherwise impaired by this Agreement in any respect, and attached as Exhibit B;

Kearney desires to retire from his position with the Company.  Recognizing the valuable years of service Kearney has provided to the Company, SPACEHAB agrees to accept Kearney’s resignation effective January 1, 2007 and, accordingly, releases Kearney from certain obligations under his Employment Agreement to allow him to retire honorably from the Company before the expiration of the Agreement’s terms.  In this regard, the parties mutually agree that Kearney is retiring from the Company “with honors.”

Under each of the Indemnification Agreement, the Amended and Restated Articles of Incorporation of the Company (the “Articles Indemnification”) and the Amended and Restated Bylaws of the Company (the “Bylaws Indemnification”) (collectively, the “Existing Indemnification Arrangements”) the Company is obligated, under certain circumstances, to indemnify Kearney under the terms and conditions therein stated.  Notwithstanding any provision of this Agreement to the contrary, the Existing Indemnification Arrangements shall remain in effect and be enforceable in accordance with their respective terms and conditions, except as expressly modified or supplemented by this Agreement.

On the terms hereinafter set forth, the parties agree that Kearney’s status as an officer, director and employee of the Company is terminated as of the Effective Date.

AGREEMENT TERMS

Therefore, in consideration of the promises and mutual agreements set forth in this Agreement, the receipt and sufficiency of which is hereby acknowledged by all parties, the Company and Kearney agree as follows:

1.             Termination of Employment Agreement.  As of the Effective Date, the Employment Agreement between Kearney and the Company listed in Agreement Recital a. is cancelled and terminated and will be of no further force or effect.  The Existing Indemnification

Arrangements shall remain binding and enforceable as between the parties in accordance with their terms.  Therefore, Kearney agrees and acknowledges that any rights he may have to any payments, benefits, or other perquisites of any kind whatsoever under the Employment Agreement including, without limitation, compensation, salary, vacation and sick pay, and travel and car allowances, are extinguished by this Agreement and Kearney’s right to any claim or cause of action whatsoever to reimbursement, payments, benefits, or other perquisites under the Employment Agreement are released and forever waived under Agreement paragraph 5.

2.             Severance.  Contingent upon Kearney’s compliance with each of the terms and conditions of this Agreement, the Company will pay Kearney the amount of six (6) months of his current base salary, $157,500.07, and the amount of his accrued vacation through December 31, 2006, $23,085.51, minus all lawful tax withholdings (the “Payment”), payable in one lump sum on December 31, 2006 (except as otherwise provided in connection with the revocation provisions of this Agreement).  Kearney understands and agrees that the Payment is in addition to anything of value to which Kearney is already entitled to receive.

3.             Retirement.  Kearney hereby irrevocably agrees to retire and voluntarily resign from all positions as a director, officer, and employee of the Company effective January 1, 2007.

4.             SPACEHAB Released Parties.  The “SPACEHAB Released Parties” are defined as SPACEHAB, Inc., each of SPACEHAB subsidiaries and each of SPACEHAB and its subsidiaries predecessors, successors, parents, joint ventures, holding companies, subsidiaries, divisions, affiliates, assigns, partnerships, agents, directors, officers, employees, consultants, committees, employee benefit committees, fiduciaries, representatives, attorneys, and all persons and entities acting by, through, under or in concert or in any such capacity with any of them.  Under this Agreement, Kearney is excluded from the definition of “SPACEHAB Released Parties”.

5.             Mutual Release of Claims.  Kearney, on behalf of himself, his heirs, executors, successors and assigns, and SPACEHAB, on behalf of its employees, officers, agents, directors,  affiliates and subsidiaries, hereby agree to mutually release each other from any and all claims, demands, actions, causes of action, costs, fees, attorneys’ fees, and all liability whatsoever, whether known or unknown, fixed or contingent, which the parties have, had, or may have against each other from the beginning of time and up to and including the date of execution of this Agreement other than as may exist, or hereafter arise, under this Agreement, the Ancillary Agreements, or the Existing Indemnification Arrangements, except as expressly modified or supplemented by this Agreement..  This Agreement includes, without limitation, claims at law or equity or sounding in contract, express or implied, or in tort, claims arising under any federal, state, or local laws of any jurisdiction that prohibit age, sex, race, national origin, color, disability, religion, veteran, military status, sexual orientation, or any other form of discrimination, harassment, or retaliation (including, without limitation, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, Title VII of the 1964 Civil Rights Act, the Civil Rights Act of 1991, 42 U.S.C. § 1981, the Rehabilitation Act, the Family and Medical Leave Act, the Sarbanes-Oxley Act of 2002, the Employee Polygraph Protection Act, the Financial Institutions Reform, Recovery and Enforcement Act (or any other employment-related banking statute or regulation), the Uniformed Services Employment and Reemployment Rights Act of 1994, the Texas Commission on Human

Rights Act, any federal, state, local or municipal whistleblower protection or anti-retaliation statute or ordinance, or any other federal, state, local, or municipal laws of any jurisdiction), claims arising under the Employee Retirement Income Security Act, or any other statutory or common law claims related to Kearney’s employment or separation from employment with SPACEHAB.

6.             No Admission of Liability/Confidentiality of Release.  Kearney understands and agrees that this Agreement shall not in any way be construed as an admission by SPACEHAB or the SPACEHAB Released Parties of any unlawful or wrongful acts whatsoever against Kearney or any other person, and SPACEHAB and the SPACEHAB Released Parties specifically disclaim any liability to or wrongful acts against Kearney or any other person.  Similarly, the Company acknowledges and agrees that this Agreement shall not in any way be construed as an admission by Kearney of any unlawful or wrongful acts against SPACEHAB, the SPACEHAB Released Parties or any other person, and Kearney specifically disclaims any liability to or wrongful acts against SPACEHAB, the SPACEHAB Released Parties or any other person.  Kearney agrees to keep this Agreement, its terms, and the amount of the Payment in this Agreement completely confidential unless publicly-disclosed by the Company; however, Kearney may disclose the terms of this Agreement and the amount of the Payment to his spouse, attorneys, financial advisors, or as otherwise required by law.  Accordingly, nothing in this Agreement is intended to preclude Kearney or SPACEHAB from disclosing information in response to a subpoena issued by a court of law or upon the request of a government agency having jurisdiction or power to compel the disclosure.  Kearney, however, agrees, as required by Agreement paragraph 10, to provide SPACEHAB prompt written notice before responding to any subpoena.  Further, Kearney acknowledges and agrees that nothing in this Agreement prevents SPACEHAB from disclosing the terms of this Agreement and filing a copy of this Agreement (i) in response to a subpoena issued by a court of law or a government agency having jurisdiction or power to compel the disclosure, (ii) in response to a request by a governmental law enforcement agency or federal or state agency having jurisdiction over the acts or activities of SPACEHAB or any of its subsidiaries, or (iii) as required by the applicable federal or state law, including, without limitation, the provisions, rules or regulations of the Securities Exchange Act of 1934 ,as amended.

7.             No Re-employment.  Kearney agrees that he relinquishes any right to re-employment with the Company or its subsidiaries after the Effective Date.  He further agrees that he will not seek, apply for, accept, or otherwise pursue employment with the Company or any of its subsidiaries.  Kearney acknowledges that if he re-applies for or seeks employment with the Company or its subsidiaries, the Company’s or its subsidiaries’ refusal to hire him based on this provision will provide a complete defense to any claims arising from his attempt to apply for employment.

8.             Mutual Non-Disparagement.

(a) Kearney agrees that he will not, directly or indirectly, intentionally disclose, communicate, or publish any disparaging information concerning the Company, its officers and directors, operations, products, services, employees, technology, proprietary or technical information, or software whatsoever, or cause others to disclose, communicate, or publish any disparaging information concerning the same.  Kearney further agrees that he will not intentionally disclose, directly or indirectly, communicate, or publish any disparaging information concerning the terms of his employment with the Company, any other circumstance that arose from his employment with the Company or separation from employment, or any action or event that occurred during his employment with the Company, or cause others to disclose, communicate, or publish any disparaging information concerning the same;

(b)  The Company agrees that it will not, in any way intentionally disparage or intentionally embarrass Kearney by any written or oral statements that reflect negatively on Kearney; and

(c) Nothing in this Agreement shall, however, be deemed to prevent Kearney or the Company from testifying fully and truthfully in response to a subpoena from any court or from responding to investigative inquiries from any governmental agency.

9.             Cooperation.  After his separation from employment from SPACEHAB Kearney agrees to cooperate reasonably with SPACEHAB in connection with the defense or prosecution of any claims, causes of action, investigations, hearings, proceedings, arbitrations or other tribunals now in existence or which may be brought in the future against or on behalf of SPACEHAB or any of the other SPACEHAB Released Parties that relate to events or occurrences that transpired while he was employed with SPACEHAB.  Kearney’s full cooperation in connection with this Paragraph 9 shall include, without limitation, making himself reasonably available to meet with counsel to prepare for discovery or trial, to act as a witness on behalf of SPACEHAB or the other SPACEHAB Released Parties at convenient times, and to provide true, accurate, and complete testimony regarding any such matters.  SPACEHAB agrees to compensate Kearney for actual and reasonable expenses incurred in providing the cooperation contemplated by this paragraph 9.  If Kearney is subpoenaed or contacted to cooperate in any manner by a non-governmental party concerning any matter related to SPACEHAB or any of the other SPACEHAB Releasees, he shall immediately notify SPACEHAB, through the notice procedures identified in Agreement paragraph 16(a), before responding or cooperating.

10.           Confidentiality of Company Information.  Kearney agrees to continue to abide by SPACEHAB’s confidentiality policies.  Further, the parties agree that while Kearney’s Employment Agreement is extinguished by this Agreement, the covenants and promises concerning safeguarding SPACEHAB Confidential Information, namely, paragraph 5.1 of the Employment Agreement, are not extinguished and are incorporated into this Agreement by reference.  Further, Kearney acknowledges that, during his SPACEHAB employment, SPACEHAB provided him with information and materials that are considered Confidential Information, as defined below.  Kearney agrees that he will not at any time disclose to anyone, including, without limitation, any person, firm, corporation, or other entity, or publish, or use for any purpose, any Confidential Information, except as SPACEHAB directs and authorizes.  Kearney agrees that he shall take all reasonable measures to protect the secrecy of and avoid disclosure and unauthorized use of the Confidential Information and agrees to immediately notify SPACEHAB in the event of any unauthorized use or disclosure of the Confidential Information.  Confidential Information includes, without limitation, all of SPACEHAB’s technical and business information, which is of a confidential, trade secret or proprietary character; lists of customers; identity of customers; identity of prospective customers; contract terms; bidding information and strategies; pricing methods or information; photographs; internal policies, procedures, communications and reports; computer software; computer software methods and documentation; graphic designs; hardware; SPACEHAB or SPACEHAB Released Parties’ methods of operation; the procedures, forms and techniques used in servicing accounts; and other information or documents that SPACEHAB requires to be maintained in confidence for SPACEHAB’s continued business success.  Confidential Information does not include any information that is disclosed to the public or, upon reasonable investigation, is readily ascertainable in the public domain.

11.           Agreement to Return Company Property/Documents.  Kearney understands and agrees that his last day of active work as a director, officer and employee of SPACEHAB shall be December 31, 2006.  Accordingly, Kearney agrees that: (i) he did not and will not take with him, copy, alter, destroy, or delete any files, documents, electronically stored information, or other materials whether or not embodying or recording any Confidential Information, including copies, without obtaining in advance the written consent of an authorized SPACEHAB representative; and (ii) he will promptly return to SPACEHAB all Confidential Information, documents, files, records and tapes (written or electronically stored) that have been in his possession or control regarding SPACEHAB or any SPACEHAB Released Party, and he will not use or disclose such materials in any way or in any format, including written information in any form, information stored by electronic means, and any and all copies of these materials.  Kearney further agrees that upon or before the execution of this Agreement, he will return to SPACEHAB all SPACEHAB or SPACEHAB Released Party property, including, without limitation, company automobiles, keys, equipment, computer(s) and computer equipment, devices, cellular phones, SPACEHAB credit cards, data, lists, information, correspondence, notes, memos, reports, or other writings prepared by SPACEHAB or himself on behalf of SPACEHAB or any SPACEHAB Released Party.

12.           Knowing and Voluntary Agreement.  Kearney understands it is his choice whether or not to enter into this Agreement and that his decision to do so is voluntary and is made knowingly.  Kearney acknowledges that he has been advised by SPACEHAB to seek legal counsel to review this Agreement.

13.           Survival of Certain Restrictive Covenants.  While Kearney acknowledges that his September 30, 2004 Employment Agreement has expired by operation of this Agreement, the parties agree that paragraph 5.2 of the Employment Agreement, concerning non-solicitation, shall survive the termination of the Employment Agreement.  Therefore, the restrictive periods preventing solicitation will begin to run as of the Effective Date as explained in paragraph 5.2 of the Employment Agreement.  Accordingly, paragraph 5.2 of the Employment Agreement is incorporated into this Agreement by reference.

14.           Time to Consider Agreement.  Kearney acknowledges that he has been advised in writing by the Company that he should consult an attorney before executing this Agreement, and he further acknowledges that he has been given a period of twenty-one (21) calendar days within which to review and consider the provisions of this Agreement.  Kearney understands that if he does not sign this Agreement before the twenty-one (21) calendar day period expires, this Agreement offer will be withdrawn automatically.

15.           Revocation Period.  Kearney understands and acknowledges that he has seven (7) calendar days following the execution of this Agreement to revoke his acceptance of this Agreement.  This Agreement will not become effective or enforceable, and the Payment in Agreement paragraph 2 will not become payable until after this revocation period has expired without Kearney’s revocation.  If Kearney does not revoke this Agreement within the revocation period, the Company will comply with Agreement paragraph 2 and will send Kearney the Payment on December 31, 2006.

16.           Miscellaneous Provisions and Enforcement.

(a)           Notices.  Any notice or other communication required, permitted or desired to be given under this Agreement shall be deemed delivered; when personally delivered, if delivered by overnight courier; the same day, if transmitted by facsimile on a business day before noon, Central Standard Time; the next business day, if otherwise transmitted by facsimile; and the third business day after mailing, if mailed by prepaid certified mail, return receipt requested, as addressed or transmitted as follows (as applicable):

If to Kearney:

Michael E. Kearney

9406 Cranleigh Court

Houston, Texas 77096

If to the Company:

SPACEHAB, Inc.

12130 Highway 3

Building One

Webster, Texas  77040

With a copy (which shall not constitute notice) to:

Arthur S. Berner

Haynes and Boone, LLP

1221 McKinney, Suite 2100

Houston, Texas  77010

Fax: (713) 236-5652

Concerning Kearney’s notice in response to subpoenas (Agreement paragraph 6) or requests to cooperate with any non-governmental party or entity regarding any claims or causes of action concerning SPACEHAB or any of the other SPACEHAB Released Parties (Agreement paragraph 9), Kearney or his attorney must contact and speak with the President of SPACEHAB or his or her designee.  This telephone conversation must occur no later than three business days after receiving the subpoena or request for Kearney’s cooperation.

(b)           Choice of Law.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT GIVING EFFECT TO THE CONFLICT OF

LAWS (RULES) OR CHOICE OF LAWS (RULES) THEREOF.  THE EXCLUSIVE VENUE FOR ALL SUITS AND PROCEEDINGS ARISING FROM OR RELATED TO THIS AGREEMENT SHALL BE IN A COURT OF COMPETENT JURISDICTION IN HOUSTON, TEXAS.

(c)           Limitations on Assignment.  Except as provided in this Agreement, Kearney may not assign this Agreement or any of the rights or obligations set forth in this Agreement without the explicit written consent of SPACEHAB.  Any attempted assignment by Kearney in violation of this paragraph 16(c) shall be void ab initio..  Except as provided in this Agreement, nothing in this Agreement entitles any person, other than the parties to the Agreement, to any claim, cause of action, remedy, or right of any kind, including, without limitation, the right of continued employment.

(d)           Waiver.  A party’s waiver of any breach or violation of any Agreement provisions shall not operate as, or be construed to be, a waiver of any later breach of the same or other Agreement provision.

(e)           Severability.  If any provision or provisions of this Agreement are held to be invalid, illegal, or unenforceable for any reason whatsoever, (i) the validity, legality, and unenforceability of the remaining provisions of this Agreement (including, without limitation, all portions of any Agreement paragraphs containing any provision held to be invalid, illegal, or unenforceable, that are not themselves invalid, illegal, or unenforceable), will not in any way be affected or impaired thereby, and (ii) the provision or provisions held to be invalid, illegal, or unenforceable will be limited or modified in its or their application to the minimum extent necessary to avoid the invalidity, illegality, or unenforceability, and, as so limited or modified, the provision or provisions and the balance of this Agreement will be enforceable in accordance with their terms.

(f)            Headings.  The Agreement headings are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

(g)           Counterparts.  This Agreement and amendments to it will be in writing and may be executed in counterparts.  Each counterpart will be deemed an original, but both counterparts together will constitute one and the same instrument.

(h)           Entire Agreement, Amendment, Binding Effect.  This Agreement and the Ancillary Agreements (as the same may be expressly amended, supplemented or superseded by this Agreement) constitute the entire agreement between the parties concerning the subject matter in this Agreement and the Ancillary Agreements.  No oral statements or other prior written material not specifically incorporated in this Agreement shall be of any force and effect, and no changes in or additions to this Agreement shall be recognized, unless incorporated in this Agreement by written amendment, such amendment to become effective on the date stipulated in it.  Kearney acknowledges and represents that in executing this Agreement, he did not rely, and has not relied, on any communications, promises, statements, inducements, or representation(s), oral or written, by SPACEHAB or any SPACEHAB Released Party, except as expressly contained in this Agreement.  Any amendment to this Agreement must be signed by all parties to this Agreement.  This Agreement will be binding on and inure to the benefit of the parties hereto and their respective successors, heirs, legal representatives, and permitted assigns (if any).  This Agreement supersedes (a) any prior agreements between Kearney and SPACEHAB concerning the subject matter of this Agreement and (b) all other agreements between Kearney and SPACEHAB, as explained in Agreement paragraph 1, unless specifically modified by this Agreement.  Unless otherwise specified in this Agreement, SPACEHAB and Kearney agree that to the extent the terms of this Agreement conflict with any terms of the Employment Agreement, the terms of this Agreement shall supersede and govern the terms of the Employment Agreement.

(i)            Injunctive Relief.  Kearney and the Company acknowledge and agree that the covenants, obligations and agreements contained in this Agreement concern special, unique and extraordinary matters and that a violation of any of the terms of these covenants, obligations or agreements will cause irreparable injury for which adequate remedies at law are not available.  These injunctive remedies are cumulative and in, addition to any other rights and remedies the parties may have. SPACEHAB and Kearney irrevocably submit to the exclusive jurisdiction of the state courts and federal courts in the city of SPACEHAB’s headquarters (Houston, Texas) regarding the injunctive remedies set forth in this paragraph and the interpretation and enforcement of this paragraph (i) solely insofar as the interpretation and enforcement relate to an application for injunctive relief in accordance with the provisions of this Agreement. Further, the parties irrevocably agree that (i) the sole and exclusive appropriate venue for any suit or proceeding relating to injunctive relief shall be in the courts listed in this paragraph (i), (ii) all claims with respect to any application for injunctive relief shall be heard and determined exclusively in these courts, (iii) these courts will have exclusive jurisdiction over the parties to this Agreement and over the subject matter of any dispute relating to application for injunctive relief, and (iv) each party waives all objections and defenses based on service of process, forum, venue, or personal or subject matter jurisdiction, as these defenses may relate to an application for injunctive relief in a suit or proceeding under the provisions of this paragraph (i).

PLEASE READ CAREFULLY
AS THIS DOCUMENT INCLUDES A RELEASE OF CLAIMS.

As evidenced by my signature below, I certify that I have read the above Agreement and agree to its terms.

SPACEHAB, INCORPORATED

By:
Michael E. Kearney		Brian Harrington Senior Vice President and Chief Financial Officer

December 15, 2006		December 15, 2006